Exhibit 10.3

ACCELRYS, INC.

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

(AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN)

1. Pursuant to its Amended and Restated 2004 Stock Incentive Plan (the “Plan”), ACCELRYS, INC. (the “Company”), hereby grants to you (the “Participant”) that number of restricted units of Common Stock (the “Restricted Stock Unit Award”) subject to the terms and conditions below. The Restricted Stock Unit Award is based on your achievement of certain performance targets as set forth below and is intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Plan, a copy of which is attached hereto as Attachment 1.

2. GOVERNING PLAN DOCUMENT. Your Restricted Stock Unit Award is subject to all of the provisions of the Plan, which provisions are hereby made a part of this Restricted Stock Unit Award Agreement. In the event of any conflict between the provisions of this Restricted Stock Unit Award Agreement and the provisions of the Plan, the provisions of the Plan shall control in all respects.

3. DETAILS OF RESTRICTED STOCK UNIT AWARD. The details of your Restricted Stock Unit Award are as follows:

Number of Shares of common Stock Subject to Award:	______________

Award Date:	______________

Number of Performance Periods:	______1_______

Performance Target(s)	Fiscal Year 2009 revenue _____________

4. PERFORMANCE CRITERIA. Your Restricted Stock Unit Award will vest, and you will receive shares of Common Stock based on successful performance by the Company during the performance period(s) set forth in Attachment 2 (each, a “Performance Period”) as compared to the Target(s) (the “Performance Target(s)”) set forth on Attachment 2, such Performance Target(s) being subject to adjustment and/or partial vesting as set forth therein. Achievement of the applicable Performance Target(s) for the Performance Period(s) will be determined based on the Company’s reported results for such Performance Target(s) as set forth in its Annual Reports on Form 10-K filed with the Securities and Exchange Commission (each such date, a “Measurement Date”) relating to the then-completed Performance Period(s) or as otherwise set forth on Attachment 2.

5. VESTING.

(a) The Restricted Stock Unit Award will vest such that up to 100% of the total number of shares of Common Stock subject to the Restricted Stock Unit Award will vest on the Measurement Date(s), based on the extent to which each Performance Target(s) is/are achieved (as set forth in Section 5(b)).

(b) The actual number of shares of Common Stock that will vest on any Measurement Date will be determined by the level of achievement of the applicable Performance Target(s) in accordance with the matrix set forth in Attachment 2.

6. SATISFACTION OF VESTING RESTRICTIONS. If any portion of your Restricted Stock Unit Award vests based on the level of achievement of each Performance Target on each applicable Measurement Date as set forth in Section 5(b), then on each such Measurement Date, the Company will issue to you, free from further vesting restrictions, uncertificated shares in book entry form or certificates representing such vested whole shares of Common Stock. Unless otherwise expressly set forth in Attachment 2, any portion of your Restricted Stock Unit Award which does not vest on an applicable Measurement Date shall be cancelled and become automatically null and void.

7. TERMINATION OF EMPLOYMENT OR SERVICE WITH THE COMPANY. If, at any time prior to the Measurement Date and/or the vesting in full of the shares of Common Stock subject to your Restricted Stock Unit Award, your full- or part-time employment or service with the Company terminates for any reason, the unvested portion of your Restricted Stock Unit Award shall be canceled and become automatically null and void.

8. REPRESENTATIONS. In connection with the acquisition of shares of Common Stock pursuant to this Restricted Stock Unit Award Agreement, you represent and warrant to the Company that you have no present intention of distributing or selling the Common Stock, except as permitted under applicable securities laws. You further acknowledge and agree that your ability to sell the Common Stock may be limited by the Securities Act (including, without limitation, Rule 144 promulgated under the Securities Act) and by the terms and conditions of the Restricted Stock Unit Award Unit Agreement and the Plan.

9. NOT A CONTRACT OF EMPLOYMENT. By executing this Award, you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) unless a written employment agreement specifies otherwise, you are an “at will” employee, and nothing in this Award or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

10. TAXES. By signing this Restricted Stock Unit Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise, and neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes. To the extent the Company is required to pay any tax as a result of your receipt or exercise of this Award, you will indemnify the Company for any such payment.

11. GOVERNING LAW; JURISDICTION AND VENUE. This Restricted Stock Unit Award Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware without giving effect to its principles of conflicts of laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of San Diego, State of California. Each of the parties hereto: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Diego, State of California, in connection with any legal proceeding; (ii) agrees that each state and federal court located in the County of San Diego, State of California, shall be deemed to be a convenient forum; and (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such legal proceeding commenced in any state or federal court located in the County of San Diego, State of California, any claim that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Restricted Stock Unit Award Agreement may not be enforced in or by such court.

12. NOTICES. Any notices to be delivered pursuant to this Restricted Stock Unit Award Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

13. SEVERABILITY. If one or more provisions of this Restricted Stock Unit Award Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Restricted Stock Unit Award Agreement and the balance of the Restricted Stock Unit Award Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

14. BINDING AND ENTIRE AGREEMENT. The terms and conditions of this Restricted Stock Unit Award Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Restricted Stock Unit Award Agreement, together with the Plan and any attachments hereto or thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

15. COUNTERPARTS. This Restricted Stock Unit Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

COMPANY:	PARTICIPANT:

ACCELRYS, INC.	By:

By:	Name:

Name:

Title:

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